Exhibit 99.2

News Release

Marina Biotech Announces a License Agreement to Deliver a Genome Editing Technology

Bothell, WA March 16, 2016 – Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases announced today that they have entered into a license agreement covering the company’s SMARTICLES and DiLA2 platforms for the delivery of an undisclosed genome editing technology. The agreement is notable in that it provides an exclusive access to Marina’s SMARTICLES and DiLA2 platforms for a different gene editing field than was announced on February 17, 2016. This represents the first time that the company’s combined delivery platforms, SMARTICLES and DiLA2 technologies, have been licensed in connection with gene editing. Under terms of the agreement, Marina could receive up to $40 MM in success based milestones. Further details of the agreement were not disclosed.

“With the execution of this gene editing delivery license agreement, the company extends its runway beyond the end of March,” stated J. Michael French, president and CEO of Marina Biotech. “We are now beginning to see the rapid expansion of our delivery technologies in other therapeutic areas and hope to continue to capitalize on our ability to deliver nucleic-acid based compounds. We hope that the unique properties of delivery technologies provide new therapeutic opportunities to the patient community.”

About SMARTICLES Clinical Experience

Clinical achievements with SMARTICLES represent the combined experiences (a total of approximately 130 patients) of licensees ProNAi Therapeutics, Inc. (NASDAQ:DNAI) and Mirna Therapeutics, Inc. (NASDAQ:MIRN).

ProNAi's lead product candidate, PNT2258, is designed to target cancers that overexpress BCL2. ProNAi is actively enrolling patients in "Wolverine", a Phase 2 trial evaluating PNT2258 for the treatment of relapsed or refractory diffuse large B-cell lymphoma (DLBCL) and in "Brighton", a Phase 2 trial evaluating PNT2258 for the treatment of Richter's transformation. For more information, please visit www.pronai.com.

Mirna's lead product candidate, MRX34, a mimic of naturally occurring microRNA-34 (miR-34), is currently being studied in a Phase 1 clinical trial in patients with primary liver cancer, advanced solid tumors and hematological malignancies. Mirna plans to develop MRX34 as a monotherapy and in combination with other therapeutic modalities, such as targeted therapies and immuno-oncology agents. For more information, visit www.mirnarx.com.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina media inquiries:

Ryan Ferrell

ryan.ferrell@hdmz.com

Desk/Mobile: (312) 506-5202

For Marina partnership inquires:

J. Michael French

President and CEO

Marina Biotech, Inc.

admin@marinabio.com

(425) 892-4322

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